Exhibit 99.1

CarParts.com, Inc. Terminates Tax Benefits Preservation Plan

LONG BEACH, Calif. – May 11, 2026 — CarParts.com, Inc. (the “Company”) today announced that its Board of Directors has approved an amendment to the Company’s Tax Benefit Protection Plan (the “NOL Rights Plan”) to accelerate the expiration date of the NOL Rights Plan to May 12, 2026, effectively terminating the plan as of that date. The NOL Rights Plan, which was previously set to expire on April 5, 2027, was intended to preserve the availability of the Company’s federal net operating loss carryforwards (“NOLs”) by deterring an acquisition of the Company's stock in excess of a threshold amount that could trigger an “ownership change” within the meaning of the Internal Revenue Code. Stockholders are not required to take any action in connection with the termination of the NOL Rights Plan.

David Meniane, Chief Executive Officer of CarParts.com, said, “In reaching the decision to terminate the NOL Rights Plan, the Board considered a variety of factors, including regaining compliance with Nasdaq listing standards, as well as shareholder feedback on implementing best corporate governance practices.”

About CarParts.com, Inc.

CarParts.com, Inc. is a technology-led ecommerce company offering over 1.5 million quality automotive parts and accessories. Operating for over 30 years, the Company serves over 2.5 million unique customers annually through its website and mobile app, backed by a nationwide, company-operated distribution network providing 2-day delivery to approximately 95% of the continental United States. The company operates CarParts.com and a portfolio of brands including JC Whitney®, Kool-Vue, Evan Fischer, Garage-Pro, and CarParts Wholesale. For more information, visit CarParts.com.

CarParts.com is headquartered in Torrance, California.

Investor Relations:
IR@carparts.com